Exhibit 10.2

AMENDMENT NUMBER ONE

TO THE VECTREN CORPORATION

EMPLOYMENT AGREEMENT

This Amendment Number One to the Vectren Corporation Employment Agreement (this “Amendment”) is entered into to be effective as of _______________________ (the “Effective Date”) between Vectren Corporation (the “Company”) and _______________________ (the “Executive”).

WHEREAS, the Company and the Executive are parties to the Vectren Corporation Employment Agreement dated _______________________ (the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Original Agreement so that it is compliant with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           The second sentence of Section 3(c) of the Original Agreement is hereby amended and restated to read as follows:

“For purposes of this Agreement and before the conclusion of the Window Period (as defined in Section 3(f) below), “Good Reason” shall mean a material breach by the Company of this Agreement and shall not be deemed to exist unless and until the Executive provides the Company with a notice specifying the grounds for Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition of Good Reason (and providing the Company an opportunity to remedy the condition within thirty (30) days thereafter).”

2.           In Section 4(a)(i)A(3) of the Original Agreement the words “any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any other nonqualified benefit plan balances to the extent not theretofore paid” are hereby deleted and replaced with the words “[intentionally omitted]”.

3.           Section 4(a)(ii) of the Original Agreement is hereby amended by adding the following to the end of Section 4(a)(ii) just after the word “be” and before the “;”: “as long as such acceleration is not an impermissible acceleration of the payment date under Section 409A of the Code and the regulations promulgated thereunder”.

4.           [THE FOLLOWING APPLIES TO 3x AND 2x AGREEMENTS]  The following new Section 8(f) is hereby added to the Original Agreement to read in its entirety as follows:

“(f)           Any payment required under this Section 8 shall be made by the end of the Executive’s taxable year next following the Company’s taxable year in which the Executive remits the payment.  In addition, any right to reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local, or foreign, shall be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.  This Section 8(f) shall be interpreted consistent with Treas. Reg. § 409A-3(i)(1)(v).”

4.           [THE FOLLOWING APPLIES TO 1x AGREEMENTS]  The following is hereby added to the end of Section 8 of the Original Agreement:

“The payments shall be reduced by eliminating or reducing those payments in a manner that produces the greatest economic advantage to the Executive and if reduction of two or more specific payments produce the same economic advantage, they shall be adjusted or reduced pro rata.”

5.           The following new Section 11 is hereby added to the Original Agreement to read in its entirety as follows:

“11.  Application of Section 162(m).  If the Company reasonably anticipates that the Company’s deduction with respect to any payment under this Agreement would not be permitted due to the application of Section 162(m) of the Code, then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed until the Executive’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by application of Section 162(m) of the Code.  Any amounts for which payment is delayed pursuant to this Section 11 shall be credited to the then current Vectren Corporation Nonqualified Deferred Compensation Plan.  The delayed amounts (and any amounts credited thereon) shall be distributed to the Executive (or his or her beneficiary in the event of the Executive’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.  This Section 11 shall be applied and interpreted consistent with Treas. Reg. Section 1/409A-2(b)(7)(i).”

6.           The following new Section 12 is hereby added to the Original Agreement to read in its entirety as follows:

“12.           Provisions after a Change in Control.  The following provisions shall apply after the occurrence of a Change in Control:

(a)           Six Month Delay.  Notwithstanding any provision to the contrary in this Agreement, payments or distributions to the Executive, if the Executive is at the time of termination of employment a “Specified Employee” (as such term is defined in the Vectren Corporation Nonqualified Deferred Compensation Plan effective January 1, 2005, as amended), shall not be made or commence until the earlier of the date of the Executive’s death or the first day after expiration of the six-month period immediately following the Date of Termination of the Executive and all payments that would have been made during such period shall be accumulated and paid on the first day after the earlier of death or expiration of such period; provided, however, that the six (6) month delay required under this Section 12(a) shall not apply to (i) the portion of any payment that is not a deferral of compensation as set forth in Treas. Reg. § 1.409A-1(b)(9)(v), or (ii) the portion of any payment resulting from the Executives “involuntary separation from service” (as defined in Treas. Reg. § 1.409A-1(n) and including a “separation from service for good reason,” as defined in Treas. Reg. § 1.409A-1(n)(2)) that (A) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (B) does not exceed two times the lesser of (1) the Executive’s annualized compensation for the year prior to the year in which the separation from services occurs or (2) the dollar limit described in Section 401(a)(17) of the Code.

(b)           Separation from Service.  Termination of employment of the Executive under this Agreement shall mean “Separation from Service” (as such term is defined in the Vectren Corporation Nonqualified Deferred Compensation Plan effective January 1, 2005, as amended).

(c)           Distributions upon Income Inclusion under Section 409A of the Code.  Upon the inclusion of any amount into the Executive’s income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code a distribution not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A of the Code and the regulations promulgated thereunder.”

7. This Amendment is to be effective on the Effective Date.  Except as specifically amended herein, all other terms and conditions contained in the Original Agreement shall remain unchanged and shall continue in full force and effect.

8. This Amendment may be executed in one or more counterparts, each of which when taken together shall be deemed one original Amendment.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

____________________________________________

_______________________, the Executive

Vectren Corporation

By:  /s/Jean L. Wojtowicz
Jean L. Wojtowicz, Chair of the Compensation
and Benefits Committee of Board of Directors